FIRST AMENDMENT TO
                         LOAN DOCUMENTS


     THE FIRST AMENDMENT TO LOAN DOCUMENTS (the "First Amendment") is entered into this 23rd day of September 23, 1997, by and between INDIANA UNITED BANCORP, an Indiana corporation, having its principal office at 201 N. Broadway, Greensburg, Indiana 47240 ("Borrower") and NATIONAL CITY BANK OF INDIANA, a national banking association f/k/a Merchants National Bank & Trust Company of Indianapolis, having its principal offices at 101 W. Washington Street, Indianapolis, Indiana 46255 ("Bank"); and

                          WITNESSETH:

     WHEREAS, Borrower and Bank entered into a Loan Agreement, dated December 31, 1991 (the "Loan Agreement") under which Bank extended a $14,500,000 secured credit to Borrower which was refinanced under a $11,200,000 secured term loan evidenced by a Business Promissory Note, dated January 2, 1992 (the "Prior Note") and which is secured pursuant to the terms of a Pledge Agreement, dated December 31, 1991, from Borrower to Bank (the "Pledge Agreement" and collectively with the Loan Agreement, Prior Note and all related writings, the "Loan Documents"); and

     WHEREAS, Borrower desires that Bank refinance the principal balance of the Prior Note under a five (5) year secured term loan; and

     WHEREAS, Bank is willing to provide such financing subject to the terms and conditions of the Loan Documents as modified by this First Amendment.

     NOW, THEREFORE, in consideration of these premises, the Borrower and Bank hereby agree to amend the Loan Documents as follows:

     1. Unless otherwise defined hereunder shall have the meanings set forth under the Loan Documents.

     2. All references under the Loan Documents to "Merchants" shall be amended to read "Bank" now meaning National City Bank of Indiana which is the legal successor in interest to Merchants
National Bank & Trust Company of Indianapolis.

     3.   The definition of "Union Bank" in Section 1(j) on page
4 of the Loan Agreement shall be deleted in its entirety and the following substituted therefore:

          "(j) "Union Bank" shall mean Union Bank and Trust
          Company of Indiana f/k/a Union Bank and Trust Company of Greensburg."

     4. The definition of "Base Rate" in Section 1(a) on page 2 of the Loan Agreement shall be deleted in its entirety and the following definition of "Prime Rate" substituted therefore, and all references in the Loan Agreement to "Base Rate" shall be amended to read "Prime Rate".

          "(a) "Prime Rate" shall mean the fluctuating rate of interest which is publicly announced from time to time by Bank at its principal place of business as being its "prime rate" or "base rate" thereafter in effect, with each change in the Prime Rate automatically, immediately and without notice changing the fluctuating interest rate thereafter applicable hereunder, it being agreed that the Prime Rate is not necessarily the lowest rate of interest then available from Bank on fluctuating rate loans."

     5.   The following two (2) definitions shall be added to
Section 1 of the Loan Agreement on page 4 as new subparagraphs
(n) and (o).

          "(n) "LIBOR" shall mean the rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) determined by Bank by dividing (a) the rate per annum determined by Bank to equal the average rate per annum at which deposits (denominated in United States dollars) in the applicable amount and with a maturity similar to the applicable interest period that is offered to Bank at 11:00 A.M. London time (or as soon thereafter as practicable) two (2) Eurodollar Banking Days prior to the first day of the applicable interest period by banking institutions in any Eurodollar market selected by Bank by (b) the difference of one (1) less the Reserve Percentage.

          (o) "Reserve Percentage" shall mean the percentage (expressed as a decimal) which Bank determines to be the maximum (but in any case less than 1.00) reserve requirement (including, without limitation, any emergency, marginal, special, or supplemental reserve requirement) prescribed for so-called "Eurocurrency liabilities" (or any other category of liabilities that includes deposits by reference to which the interest rate applicable to advances bearing interest based upon LIBOR is determined) under Regulation D (as amended from time to time) of the Board of Governors of the Federal Reserve System or under any successor regulation which Bank determines to be applicable, with each change in such maximum reserve requirement automatically, immediately, and without notice changing the interest rate thereafter applicable to each advance bearing interest based upon LIBOR, it being agreed that LIBOR advances shall be deemed Eurocurrency liabilities subject to such reserve requirements without the benefit of any credit for proration, exceptions, or offsets."

     6. Sections 2 and 3 on pages 5-7 of the Loan Agreement shall be deleted in their entirety together with Exhibits "A" and "B" to the Loan Agreement, and the following new Section 2 and Exhibit "A" shall be substituted therefore.

          "2. Term Loan. Bank shall, subject to the terms and conditions of this Agreement, grant a five (5) year term loan (the "Loan") to Borrower in the principal amount of Four Million Six Hundred Twenty-Five Thousand and No/100 Dollars ($4,625,000.00) which shall be used to refinance the principal balance of the Prior Note. The Loan shall bear interest at a fluctuating rate per annum (based upon a 365-day year and actual days elapsed) equal to one-quarter of one percent (0.25%) below the Prime Rate. At Borrower's option, all or any portion of the Loan (in a minimum amount of $500,000 and $100,000 increments thereafter), may bear interest at a fixed rate per annum (based upon a 365-day year and actual days elapsed) equal to one and one-half of one percent (1.5%) above LIBOR, for one (1), two (2), three (3), six (6) or twelve (12) month interest periods. The Loan shall be repaid in semi-annual payments of principal with the first installment, commencing January 1, 1998, to be in the amount of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00), and each installment thereafter to be in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), which shall continue to be due and payable on the first (1st) day of every July and January thereafter, until five (5) years from the date of the First Amendment when the total outstanding balance of any unpaid principal and interest shall be finally due and payable. Interest shall be due and payable quarterly commencing October 1, 1997 and continuing to be due and payable on the first day of every third (3rd) month thereafter. The Loan shall be evidenced by a Commercial Note (the "Note") in the form of Exhibit "A" attached hereto and made a part hereof. The Note shall replace the Prior Note. The account records of Bank shall be prima facie evidence of the transactions between Bank and Borrower for the purposes of the Loan. All references hereinafter to "Loan" shall mean the Loan of this Section. Section 3 of this Loan Agreement, as well as Exhibit "B" are intentionally deleted."

     7. In Section 8, subparagraphs (j) through (r) beginning on page 30 of the Loan Agreement shall be deleted in their entirety and the following subparagraphs shall be substituted therefore.

          "(j) Borrower shall maintain at all times its Primary Capital at a level of no less than seven percent (7%) of total assets or the minimum level required by governing regulators, whichever is greater. This covenant shall be tested quarterly or more often if requested by Bank.

          (k) Regional Savings and Union Bank shall respectively maintain at all times their capital adequacy requirements at a level which constitutes a "well capitalized" status in accordance with the requirements of governing regulators. This covenant shall be tested quarterly or more often if requested by Bank.

          (l) Borrower shall maintain at all times its ratio of Underperforming Loans to Total Loans at no greater than 2.0:1. This ratio shall be tested quarterly or more often if requested by Bank.

          (m) Borrower shall maintain at all times a minimum ratio of Loan Loss Reserves to Total Loans of no less than 0.9:1. This ratio shall be tested quarterly or more often if requested by Bank.

          Subparagraphs 8(n) through 8(r) are intentionally deleted."

     8. Subsequent to the execution of the Loan Agreement, Peoples Bank has been merged into Union Bank. Section 4(a) on page 7 of the Loan Agreement shall be deleted and updated by substituting the following paragraph:

          "(a) One Hundred Seventy-Eight Thousand Seven Hundred Ninety Three (178,793) shares of the common stock of Union Bank (the "Union Stock") as evidenced by Certificate #001, which constitutes 100% of the issued and outstanding shares of the common stock of Union Bank pursuant to the Pledge Agreement, dated December 31, 1991."

     9.   The Pledge Agreement shall also be hereby amended by:
(1) deleting in its entirety subparagraph "(2)" on page 1 of the Pledge Agreement, which references Certificate #282 evidencing Sixty-Four Thousand (64,000) shares of Peoples Bank stock and leave this subparagraph "(2)" intentionally blank; and (2) deleting in its entirety subparagraph "(1)" on page 1 of the Pledge Agreement, which references Certificate #10 evidencing One Hundred Fourteen Thousand Nine Hundred Seventy-Three (114,973) shares of Union Bank and Trust Company of Greensburg, and substitute the following paragraph:

          "(a) One Hundred Seventy-Eight Thousand and Seven
          Hundred Ninety-Three (178,793) shares of common stock of Union Bank and Trust Company of Indiana which are evidenced by Certificate #001;

     All references to the "Note" under the Pledge Agreement shall now refer to the Commercial Note, of even date with the First Amendment, from Borrower to Bank, in the principal amount of Four Million Six Hundred Twenty-Five Thousand and No/100 Dollars ($4,625,000.00), and all renewals, extensions, amendments or replacements thereof, and shall be included within the meaning of "Liabilities" under the Pledge Agreement.

     10.  All representations and warranties of the Loan
Agreement are hereby effectively rewarranted and all terms and conditions which are not hereby amended shall continue to be valid and in full force and effect.

     THIS FIRST AMENDMENT is executed and agreed to by the Bank and the Borrower, as of the date first written above, and shall amend, become a part of and be attached to the Loan Agreement.

                              "BORROWER"
                              INDIANA UNITED BANCORP


                              By: /s/ Jay B. Fager
                                   Jay B. Fager
                                   Chief Financial Officer


                              "BANK"
                              NATIONAL CITY BANK OF INDIANA
                              f/k/a Merchants National Bank & Trust
                              Company of Indianapolis


                              By:  /s/ Rafe L. Boldrick
                                   Rafe L. Boldrick
                                   Senior Vice President